Exhibit 10.25
ESSENTIAL PROPERTIES REALTY TRUST, INC.
2023 Incentive Plan
ALIGNMENT OF INTEREST PROGRAM

1.Purpose.  Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), established the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (this “Plan”) in order to (i) align the interests of the Company’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees and consultants and (iii) motivate such persons to act in the long-term best interests of the Company and its stockholders. This Alignment of Interest Program (the “Program”) is being adopted effective February 10, 2026 in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to eligible recipients to receive awards of Restricted Stock Units or LTIP Units, as selected by the eligible recipient, thereby strengthening the commitment of such persons to the Company and its stockholders.
2.Definitions. The following definitions shall apply for purposes of this Program. Capitalized terms not defined herein shall have the meanings specified in the Plan.
(a)“Compensation” shall mean, with respect to a Participant, such Participant’s annual short-term incentive compensation payable under the Company’s Annual Cash Bonus Program. For the avoidance of doubt, Compensation shall be considered payable with respect to a Reduction Year (as defined below) even if paid in a subsequent year, provided that it relates to such Reduction Year (e.g., short-term incentive compensation that relates to performance in the Reduction Year, the amount of which, absent an election pursuant to this Program, would otherwise be payable in the year following the Reduction Year).
(b)“Determination Date” shall mean, unless otherwise determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), the date on which the Company files its Annual Report on Form 10-K for the Reduction Year.
3.Participation. The participants in this Program shall be the employees of the Company who are selected by the Committee from time to time to participate in this Program, in its sole discretion, and who timely complete an election to reduce their Compensation for the applicable Reduction Year (each, a “Participant”).
4.Awards. Each year, Participants may (i) elect to reduce Compensation that may be payable in cash in respect of services to be provided in the subsequent fiscal year (the “Reduction Year”) by a percentage amount, which will be applied to the issuance of an Award of Restricted Stock Units under the Plan (“Alignment RSUs”) and/or an Award of LTIP Units under the Plan (the “Alignment LTIP Units”) and (ii) receive an additional Award of Restricted Stock Units under the Plan (the “Additional RSUs” and, together with the Alignment RSUs, the “Awarded RSUs”) and/or an additional Award of LTIP Units under the Plan (the “Additional LTIP Units” and, together with the Alignment LTIP Units, the “Awarded LTIP Units”) based upon a multiple (the “Vesting Multiple”) of the Alignment RSUs or Alignment LTIP Units, as applicable, that corresponds to the length of the vesting period (the “Vesting Period”) selected by the Participant.
(a)The minimum and maximum percentage of Compensation that a Participant may elect to be reduced and applied to Alignment RSUs or Alignment LTIP Units shall be determined from time to time by the Committee in its sole discretion.
(b)The length(s) of the Vesting Period that may be available for selection by the Participant, as well as the corresponding Vesting Multiple(s), shall be determined from time to time by the Committee in its sole discretion.

(c)The amount of Compensation applied to the Alignment RSUs and Alignment LTIP Units, as applicable, shall reduce the Compensation otherwise payable in cash to the Participant in respect of the Reduction Year.
(d)The number of Alignment RSUs and Alignment LTIP Units, as applicable, shall be determined as of the Determination Date by dividing the amount of the Compensation that the Participant elected to be reduced for the Reduction Year by the closing price of a share of Common Stock on the Determination Date, rounded to the nearest share.
(e)The number of Awarded RSUs, if any, shall be equal to the sum of (i) the Alignment RSUs and (ii) the product of the Alignment RSUs and the Vesting Multiple, rounded to the nearest share.
(f)The number of Awarded LTIP Units, if any, shall be equal to the sum of (i) the Alignment LTIP Units and (ii) the product of the Alignment LTIP Units and the Vesting Multiple, rounded to the nearest share.
(g)The Awarded RSUs and Awarded LTIP Units, as applicable, shall be delivered to each Participant as soon as administratively feasible following the Determination Date.
(h)Each Participant must deliver a written election notice to the Committee of Participant’s election to obtain an Award pursuant to this Program or its designee prior to the end of the last business day before the beginning of the Reduction Year; provided, that, if permitted by the Committee, a Participant who becomes newly eligible to participate in the Program may make an election within thirty (30) days after becoming eligible in accordance with Treasury Regulation Section 1.409A-2(a)(7). The election notice shall contain the percentage reduction and the Vesting Period selected by the Participant. Unless otherwise approved by the Committee, the election notice shall be irrevocable following delivery by the Participant. Election notices under this Program will not be “evergreen”; i.e., an election notice with respect to one Reduction Year shall not apply to a subsequent Reduction Year, and a new election notice must be submitted in accordance with this Section 4(h) with respect to each Reduction Year for which a Participant is eligible and desires to reduce his or her Compensation. Set forth on Exhibit A is the current form of election notice.
(i)Set forth on Exhibit B are the current items of Compensation eligible for reduction, minimum and maximum reduction percentage, Vesting Period and Vesting Multiple.
5.Termination of Employment. Unless otherwise provided in an Award agreement, in the event that a Participant’s employment with the Company is terminated for any reason, any unvested Awarded RSUs held by the Participant as of the date of such termination shall be forfeited.
6.Subject to the Plan. Notwithstanding anything to the contrary herein, this Program and any Awarded RSUs and Awarded LTIP Units shall be subject to the terms and conditions set forth in the Plan. In the event of any inconsistency between the provisions of this Program and the provisions of the Plan, the provisions of the Plan shall govern and control. For the avoidance of doubt, Awarded RSUs may be issued under this Program only to the extent of the available shares of Common Stock reserved and available for issuance pursuant to Section 4 of the Plan; provided, however, in the event that there are not sufficient available shares under the Plan to settle the Awarded RSUs in Common Stock, then the Awarded RSUs shall be delivered as cash-settled Restricted Stock Units, with the value of the award as of each vesting date determined based on the Fair Market Value of a share of Common Stock as of the applicable vesting date set forth in the Award agreement.
7.Amendments. Subject to Section 409A of the Code, the Committee may from time to time amend, modify, suspend or terminate this Program; provided, that no such action shall adversely affect Awards previously granted pursuant to this Program.
8.Survival. This Program shall continue in effect for so long as the Plan is in effect unless earlier terminated by the Committee.

9.Section 409A. Payments under this Program are intended to comply with Section 409A of the Code and the final treasury regulations and other legally binding guidance promulgated thereunder. This Program shall be construed and interpreted in accordance with such intent. If any provision of this Program needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision or this Program shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code. Notwithstanding anything herein to the contrary, neither the Company nor any of its officers, directors, employees or agents guarantee that this Program complies with, or is exempt from, Section 409A of the Code, and none of the foregoing shall have any liability for the failure of this Program to so comply with, or be exempt from, Section 409A of the Code.
10.Governing Law. This Program shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law of such state.

EXHIBIT A

ESSENTIAL PROPERTIES REALTY TRUST, INC.
2023 Incentive Plan
ALIGNMENT OF INTEREST PROGRAM
ELECTION NOTICE

I.Elective Reduction Percentages

As specified below, I hereby elect, pursuant to Section 4(h) of the Alignment of Interest Program (the “Program”) under the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (the “Plan”) maintained by Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), to reduce that percentage of each Compensation type indicated below that would otherwise be paid to me in cash with respect to services provided during 2026 (with respect to Compensation earned with respect to services to be performed by me subsequent to the date of this election) and subject the amount of such reduced Compensation to a Vesting Period as outlined below:

Compensation Type	Reduction Percentage*	Vesting Period/Vesting Multiple
Short-Term Incentive	25% □ 50% □ 75% □ 100% □	No Deferral/No Premium □ Three Years Ratable/1.25x Premium □ Five Years Ratable/1.4x Premium □
    *Indicate your selection by checking the appropriate box.

I understand that this election is irrevocable for 2026. Capitalized terms, not defined herein, shall have the meaning given such terms in the Program or the Plan.

II.Form and Timing of Receipt of Shares

I understand that Compensation reduced by this election will be applied to the issuance of Alignment RSUs or Alignment LTIP Units, as selected below:

□ Alignment RSUs
□ Alignment LTIP Units

Depending on whether I elected to receive Alignment RSUs or Alignment LTIP Units, I will also receive Additional RSUs or Additional LTIP Units, as appliable, based on the number of the Alignment RSUs or Alignment LTIP Units, as applicable, multiplied by the Vesting Multiple. The total Awarded RSUs or Awarded LTIP Units shall be granted to me pursuant to the Plan and a written Restricted Stock Unit Agreement or LTIP Units Agreement, as applicable, in the form attached hereto as Exhibit C and Exhibit D, respectively.
    Exhibit A - 1

The Program is intended to comply with applicable tax laws and regulations. However, neither the Company nor any of its representatives makes any representations or guarantees regarding such compliance. Participation in the Program is voluntary and you should consult with your personal tax advisor prior to deciding whether to participate in the Program.

This election is made as of the date set forth below and is irrevocable once made.

Participant:

Date signed:

EXHIBIT B

ESSENTIAL PROPERTIES REALTY TRUST, INC.
2023 Incentive Plan
Initial Percentages/Multiples Pursuant to
Alignment of Interest Program

Range of Elective Reduction Percentages

Compensation Type	Minimum	Maximum
Annual Cash Bonus Program	0.00%	100.00%

Vesting Multiple

Compensation Type	3 Year Vesting	5 Year Vesting
Annual Cash Bonus Program	1.25X	1.4X

    Exhibit B - 1

EXHIBIT C

ESSENTIAL PROPERTIES REALTY TRUST, INC.
2023 Incentive Plan
ALIGNMENT OF INTEREST PROGRAM

Form of Restricted Stock Unit Agreement

EXHIBIT D

ESSENTIAL PROPERTIES REALTY TRUST, INC.
2023 Incentive Plan
ALIGNMENT OF INTEREST PROGRAM

Form of LTIP Units Agreement